Exhibit 1.1

This exchange offer is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

Securities code: 8182

July 11, 2024

To Our Shareholders:

Company name:	Inageya Co., Ltd.
Name of representative:	Yoshikazu Motosugi,
Representative Director and President
Inquiries:	General Affairs Division
(Tel. +81-42-537-5111)

Notice Regarding Adjourned Meeting for 76th Annual General Meeting of Shareholders

We would like to express our appreciation for your continued support and patronage.

Inageya Co., Ltd. (the “Company”) held its 76th Annual General Meeting of Shareholders on June 26, 2024, and obtained the approval to hold the Adjourned Meeting as described below.

Furthermore, please submit this invitation to the venue reception when you attend the meeting.

Adjourned Meeting for 76th Annual General Meeting of Shareholders

1.	Date and Time: July 26, 2024 (Fri.) at 9:30 a.m.

(Reception is scheduled to commence from 9:15 a.m.)

2.	Place: Inageya Headquarters, 3rd floor meeting room (6-1-1 Sakae-cho, Tachikawa City, Tokyo)

3.	Agenda: Matters to be reported

1. The Business Report and Consolidated Financial Statements for the Company’s 76th Fiscal Year (April 1, 2023 - March 31, 2024) and results of audits by the Accounting Auditor and the Audit & Supervisory Board of the Consolidated Financial Statements

2. Non-consolidated Financial Statements for the Company’s 76th Fiscal Year (April 1, 2023 - March 31, 2024)

Materials for matters to be reported are available on our website. The Company’s website: https://www.inageya.co.jp/ir/holder/

●	The shareholders entitled to attend the Adjourned Meeting will be the same as those who possessed voting rights at the 76th Annual General Meeting of Shareholders held on June 26, 2024. In addition, on July 11, 2024, the Company is separately sending a paper copy of the matters to be reported to shareholders who made a request.

●	Please use public transportation when you attend the Adjourned Meeting.

END